1566355 A0836997

FILED

Secretary of State
State of California

DEC 16 2019

Certificate of Amendment of Articles of Incorporation

NCTO

The undersigned certify that:

1. They are the President and the Secretary, respectively, of 2050 MOTORS, INC., a California corporation.

2. Article __I__ of the Articles of Incorporation of this corporation is amended to read as follows:

   The name of this corporation is FOMO CORP.

   Article __IV__ of the Articles of Incorporation of this corporation is amended to read as follows:

   The total number of shares which this corporation shall be authorized to issue is: 10,100,000,000. Said shares shall be in two (2) classes to be designated Common shares and Preferred shares. The total number of Common shares authorized shall be 10,000,000,000 with no par value and the total number of Preferred shares shall be 100,000,000 with $.0001 per value per share.

   The Preferred shares may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred shares and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred shares and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

3. The foregoing Amendment of Articles of Incorporation has been unanimously approved by the Board of Directors of the Company.

4. The foregoing Amendment of Articles of Incorporation have been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code.

   - The total number of common shares outstanding is 2,079,923,775, of which each share is entitled to one (1) vote on corporate matters. Of these shareholders, holders of 1,161,947,331 shares (55.9% of the class) representing 1,161,947,331 votes voted in favor of the Amendment
   - The total number of Series A Preferred shares outstanding is three million (3,000,000), of which each share is entitled to one (1) vote on corporate matters. Of the Series A Preferred shareholders, holders of 2,000,000 shares (66.6% of the class) representing 2,000,000 votes voted in favor of the Amendment.

- The total number of Series B Preferred shares outstanding is five hundred thousand (525,000), of which each share is entitled to one thousand (1,000) votes on corporate matters. Of the Series B Preferred shareholders, holders of 525,000 shares (100% of the class) representing 525,000,000 votes voted in favor of the Amendment
- The total number of Series C Preferred shares outstanding is one million (1,000,000), of which each share is entitled to ten thousand (10,000) votes on corporate matters. Of the Series C Preferred shareholders, holders of 1,000,000 shares (100% of the class) representing 10,000,000,000 votes voted in favor of the Amendment

The total number of outstanding votes for all classes of shares of the corporation is 12,607,923,775. The number of shareholder votes voting in favor of the Amendment was 11,688,947,331, or 92.7%, which equaled or exceeded the vote required of more than 50%.

A0836997

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATE: December 14, 2019

____
Vikram Grover, President

____
Vikram Grover, Secretary